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Exhibit 23.2

Consent of Independent Auditors

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Community First Bankshares, Inc. for the shelf registration of $120,000,000 of its common stock, preferred stock, debt securities or capital securities, and to the incorporation by reference therein of our report dated January 14, 2003 (except for Note 23, as to which the date is February 7, 2003) with respect to the consolidated financial statements of Community First Bankshares, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

Minneapolis, Minnesota June 11, 2003	/s/ Ernst & Young LLP

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  Exhibit 23.2
Consent of Independent Auditors